Exhibit 10.03
December 1, 2008
Mr. Alexander M. Lintner
Dear Alex:
Intuit has reviewed the terms of your employment agreement dated June 24, 2005 (“Employment Agreement”), in light of the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and has concluded that certain changes to your employment agreement are desirable under Section 409A. These changes are intended to bring your employment offer letter into documentary compliance with the requirements for administration under Section 409A. Please review the following changes; however, in order to ensure compliance with Section 409A, Intuit must receive a copy of this document, executed by you, not later than December 31, 2008.
The first paragraph of the section entitled “Separation Benefits” will be amended and restated to read in its entirety as follows:
In the event of your involuntary termination without Cause, you will be entitled to a single lump sum severance payment equal to six month’s of your then current base salary (less applicable deductions and withholdings) payable within twenty-one business days following the date which you return to Intuit a signed, valid, binding and irrevocable release agreement that is acceptable to Intuit which release must be delivered within 45 days after the date of such termination of employment.
Except as expressly amended or modified herein, all terms and conditions of your Employment Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.
Please do not hesitate to contact me with any questions regarding these changes.
Sincerely,
/s/ LAURA A. FENNELL
Laura A. Fennell
Senior Vice President, General Counsel and
Corporate Secretary
AGREED AND ACCEPTED:

/s/ ALEXANDER M. LINTNER	12/1/2008

Name	Date